Exhibit (a)(5)(E)

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces Preliminary Results of “Modified Dutch Auction” Tender Offer

Company expects to purchase 3,222,240 shares of common stock at $16.25 per share

CHICAGO, June 14, 2011 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of global interconnection services, today announced the preliminary results of its “modified Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on June 13, 2011.

Based on the preliminary count by Computershare Trust Company, N.A., the Depositary for the tender offer, 3,222,240 common shares, including 1,262,105 shares of common stock that were tendered through notice of guaranteed delivery, were properly tendered and not withdrawn at a price at or below $16.25. Based on these preliminary results, Neutral Tandem expects to purchase 3,222,240 common shares, at a price of $16.25 per common share for a total cost of $52,361,400, excluding fees and expenses relating to the tender offer.

Pursuant to the terms of the offer, Neutral Tandem has elected to purchase 145,317 additional common shares (within up to 2% of the outstanding shares of common stock). Accordingly, the shares expected to be purchased in the tender offer include the 3,076,923 shares Neutral Tandem initially offered to purchase ($50 million in shares at clearing price of $16.25 per share) and an additional 145,317 shares at the clearing price pursuant to its option to increase the size of the offering by up to 2% of the outstanding class of common stock.

The number of shares to be purchased and price per share under the tender offer are preliminary. Final results will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased and the price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase, and the return of all other shares tendered and not purchased, will occur promptly thereafter. Neutral Tandem will fund the purchase of the shares in the tender offer using cash from its balance sheet.

Neutral Tandem expects to have approximately 31.3 million shares of its common stock outstanding as of the time immediately following payment for the accepted shares. Neutral Tandem expects that the number of outstanding common shares will have been reduced by approximately 9.3% as a result of the purchases in the tender offer.

Deutsche Bank Securities Inc. served as the Dealer Manager for the tender offer. Georgeson Inc. served as the Information Agent. Stockholders and investors who have questions or need information about the tender offer may call Deutsche Bank Securities Inc. at (855) 306-3986 (toll free) or Georgeson Inc. at (212) 440-9800 (banks and brokerage firms) or (888) 219-8320 (all others toll free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF NEUTRAL TANDEM’S COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT NEUTRAL TANDEM HAS DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. provides voice, data and video interconnection services worldwide. Neutral Tandem recently acquired Tinet, a global carrier exclusively committed to the IP Transit and Ethernet wholesale market. The acquisition combines Neutral Tandem’s interconnection services for wireless, wireline, cable and broadband companies with Tinet’s global IP backbone. Collectively, Neutral Tandem provides voice, IP Transit and Ethernet solutions to carriers, service providers, and content management firms worldwide. With over 100 Ethernet sites worldwide, the company is now the largest global Ethernet interconnection provider, a top 10 global IPv4 backbone provider and a leading IPv6 network worldwide. Please visit Neutral Tandem’s website at www.neutraltandem.com and follow us on Twitter@NeutralTandem.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation, including intercarrier compensation reform currently pending at the Federal Communications Commission; the effects of competition, including direct connects; the risks associated with our ability to successfully develop and market international voice services and Ethernet services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market international voice and Ethernet services; the ability to develop and provide other new services; the risk that our business and the Tinet business will not be integrated successfully; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended March 31, 2011, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.